Exhibit 10.2
AGREEMENT AND GENERAL RELEASE
     Celanese Corporation and its Affiliates (Employer), 1601 West LBJ Freeway, Dallas, Texas 75234 and Lyndon Cole, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:
1.	Last Day of Employment; Transition Period. The last day of full-time employment with Employer is December 31, 2007. On or about July 24, 2007, Employee will resign as President of Ticona. Employee will cooperate with the new President of Ticona to transition responsibilities and also work on special projects as determined by Employer. Employee will resign from Celanese on December 31, 2007.
2.	Consideration. In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer and Employee agree:
a.	Retention on Payroll. The Employer will retain Employee on the payroll until December 31, 2007.

b.	2007 Bonus. Employer will pay Employee his 2007 Target bonus of $560,000 (80% of Base Salary of $700,000) in March 2008 when other management bonuses are paid.

c.	Stock Options. In addition to the stock options that have previously vested, Employee will vest in the Time Options for 2007 on December 31, 2007. The Performance Options for 2007 will be based on Employer’s actual financial results for 2007 determined in early 2008. The Time and Performance Options that would have vested in 2008 and 2009 will be forfeited.

d.	Deferred Compensation. Employee will be paid the amounts earned under the Celanese Deferred Compensation Plan for 2007 based upon Employer’s actual financial results for 2007 which will be determined in early 2008. The Deferred Compensation amounts that would have been payable for 2008 and 2009 will be forfeited.

e.	Company Benefit Plans. All other normal company programs (e.g., medical, dental and life insurance, LTD, 401K contributions, etc.) will continue up to December 31, 2007.

f.	Employment Agreement Severance and Non-Competition. Employer will pay to Employee 12 months of severance payments as described in Section 7(c) of the Employment Agreement between Employer and Employee dated February 17, 2005. Employee will be bound by the non-competition provisions of Section 8 of the Employment Agreement until December 31, 2008.

g.	Return of Company Property. Employee will surrender to company on his last day of employment, all company materials, including, but not limited to his company car, laptop computer, phone, credit card, calling cards, etc. Employee will be responsible for resolving any outstanding balances on the Company credit card.

h.	Pension Plan. Employee shall be entitled to all rights and benefits of the Celanese AG Pension Plan for service through December 31, 2007.

i.	Section 409A of the Internal Revenue Code. Employer and Employee will cooperate to avoid making any deferred compensation or severance payments prior to July 1, 2008 if such payment would trigger a surtax under Section 409A.

j.	Consulting Agreement. Employer and Employee will enter into a consulting agreement for services after December 31, 2007 upon terms that are mutually acceptable to each party.
3.	No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in Paragraph 2 above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein.
4.	General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•	The New Jersey Law Against Discrimination

•	The New Jersey Family Leave Act

•	The New Jersey Conscientious Employee Protection Act

•	The New Jersey Wage Payment Law

•	The New Jersey Wage and Hour Law

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

5.	Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, civil action, suit or legal proceeding against Employer involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Employee further affirms that he has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement and General Release. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
6.	Confidentiality. Employee and Employer agree not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release.

Employee agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.
7.	Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee was employed at the time of his last day of employment without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

8.	Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
9.	Non-Disparagement. Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, Employer, its reputation, its business, and/or its directors, officers, managers. Likewise the Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, his reputation and/or his business.
10.	Injunctive Relief. Employee agrees and acknowledges that the Employer will be irreparably harmed by any breach, or threatened breach by him of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.
11.	Review Period and Compensation Committee Approval. Employee is hereby advised that he has up to twenty-one (21) calendar days to review this Agreement and General Release and to consult with an attorney prior to execution of this Agreement and General Release. Employee agrees that any modifications, material or otherwise, made to this Agreement and General Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. This Agreement is subject to approval by the Compensation Committee of the Board of Directors.
12.	Revocation Period. In the event that Employee elects to sign and return to Employer a copy of this Agreement, he has a period of seven (7) days (the “Revocation Period”) following the date of such return to revoke this Agreement, which revocation must be in writing and delivered to Employer within the Revocation Period. This Agreement will not be effective or enforceable until the expiration of the Revocation Period.
13.	Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
14.	Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.
15.	HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

INWITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below.

Lyndon Cole		Celanese Corporation

By:	/s/ Lyndon Cole	By:	/s/ David Weidman

Date:	July 5, 2007	Date:	July 5, 2007